Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT
between
FIDELITY NATIONAL FINANCIAL, INC.,
and
F&G ANNUITIES & LIFE, INC.
dated as of November 30, 2022

TABLE OF CONTENTS
Page
i

TABLE OF CONTENTS
Page
Schedules
Schedule 1    Separation Plan
Exhibits
Exhibit A    Corporate Services Agreement
Exhibit B    Reverse Corporate Services Agreement
Exhibit C    Tax Sharing Agreement
Exhibit D    Amended and Restated Certificate of Incorporation of F&G
Exhibit E    Amended and Restated Bylaws of F&G
ii

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of November 30, 2022, is entered into by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“FNF”), and F&G ANNUITIES & LIFE, INC., a Delaware corporation (“F&G”) and a direct, wholly-owned Subsidiary of FNF.
WHEREAS, F&G is, and prior to the Separation will be, a wholly owned Subsidiary of FNF;
WHEREAS, prior to the F&G Stock Split the authorized capital stock of F&G was 1,000 shares of F&G Common Stock;
WHEREAS, on June 24, 2022, F&G effected a 105,000-for-1 stock split of the F&G Common Stock, pursuant to which FNF received in the form of a dividend, and without surrender of any certificates for its shares, 104,999 additional shares of F&G Common Stock for each share of F&G Common Stock held by FNF prior to such stock split (the “F&G Stock Split”);
WHEREAS, on June 24, 2022, in connection with the F&G Stock Split, the authorized capital stock of F&G was increased from 1,000 shares of F&G Common Stock to 500,000,000 shares of F&G Common Stock;
WHEREAS, following the F&G Stock Split, on June 24, 2022, FNF contributed the F&G Note to F&G in exchange for 20,000,000 shares of F&G Common Stock in a value-for-value exchange (the “Conversion”);
WHEREAS, following the F&G Stock Split and the Conversion, F&G has a total of 125,000,000 shares of F&G Common Stock issued and outstanding;
WHEREAS, the parties hereto desire to effect the transactions contemplated by this Agreement, including the Separation, subject to the conditions described herein;
WHEREAS, the transactions contemplated by this Agreement, including the Separation, have been approved by the board of directors of FNF (the “FNF Board”) and the board of directors of F&G (the “F&G Board”); and
WHEREAS capitalized terms used herein and not defined in the accompanying text have the meanings ascribed thereto in Section 1.1(a) or in the text referenced in Section 1.1(b).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties to this Agreement hereby agree as follows:

ARTICLE I
DEFINITIONS
Section 1.1.    Definitions.
(a)    For purposes of this Agreement, the following terms have the corresponding meanings:
“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of F&G and its Subsidiaries shall be deemed to be Affiliates of any of FNF or any of its Subsidiaries (other than F&G and its Subsidiaries) and (ii) none of FNF or any of its Subsidiaries shall be deemed to be Affiliates of F&G or any of its Subsidiaries, in each case, for any periods prior to or following the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.
“Corporate Services Agreement” means the Corporate Services Agreement substantially in the form attached hereto as Exhibit A.
“Distribution Agent” means Continental Stock Transfer & Trust Company.
“Distribution Agent Agreement” means that certain Distribution Agent Agreement to be entered into by and among FNF, F&G and the Distribution Agent in connection with the Distribution.
“Distribution Date” means the date of the Distribution.
“Effective Time” means 12:01 a.m., Eastern time, on the date of the Distribution.
“F&G Common Stock” means the common stock of F&G.
“F&G Employee Stock Purchase Program” means the F&G Annuities & Life Employee Stock Purchase Plan.

“F&G Note” means that certain Promissory Note dated as of September 15, 2021 by and among FNF and F&G.
“F&G Omnibus Equity Incentive Plan” means the F&G Annuities & Life, Inc. 2022 Omnibus Incentive Plan.
“FNF Common Stock” means the common stock of FNF.
“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.
“IRS” means the Internal Revenue Service.
“Law” means any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law.
“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
“Registration Statement” means the registration statement on Form 10 filed under the Securities Act (No. 001-41490) pursuant to which the offering of shares of F&G Common Stock in the Distribution will be registered.
“Representatives” means, with respect to any party, such party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives.
“Reverse Corporate Services Agreement” means the Reverse Corporate Services Agreement substantially in the form attached hereto as Exhibit B.
“Securities Act” means the Securities Act of 1933, as amended, together with all rules and regulations promulgated thereunder.
“Separation Plan” means the step set forth on Schedule 1.
“Subsidiary” when used with respect to any Person, means (i) (A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of F&G and its Subsidiaries shall be deemed to be Subsidiaries of any of FNF or its Subsidiaries.
“Tax” or “Taxes” means any and all taxes, charges, fees, levies, customs, duties, tariffs, or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, charges, fees, levies, customs, duties, tariffs or other assessments imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest thereon, fines, penalties, additions to tax, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies, customs, duties, tariffs, or other assessments.
“Tax Sharing Agreement” means the Tax Sharing Agreement substantially in the form attached hereto as Exhibit C.
“Transaction Agreements” means this Agreement, the Corporate Services Agreement, the Reverse Corporate Services Agreement, the Tax Sharing Agreement and any other documents entered into in connection therewith.
(b)    As used herein, the following terms will have the meanings set forth in the applicable section of this Agreement set forth below:

Defined Term	Section Reference
Agreement	Preamble
Closing	Section 6.1
Closing Date	Section 6.1
Conversion	Recitals
Disclosing Party	Section 5.3(a)
Dispute	Section 8.8(a)
Distribution	Schedule 1
F&G	Preamble

Defined Term	Section Reference
F&G Board	Recitals
F&G Stock-Split	Recitals
FNF	Preamble
FNF Board	Recitals
NYSE	Section 5.5
Proprietary Information	Section 5.3(a)
Receiving Party	Section 5.3(b)
Separation	Section 2.1(a)
ARTICLE II
SEPARATION AND DISTRIBUTION
Section 2.1.    Separation.
(a)    In accordance with and subject to the provisions of this Agreement, on the Closing Date, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish the step set forth in the Separation Plan (the “Separation”), as soon as practicable after the conditions thereto have been satisfied or, to the extent waivable, waived.
(b)    All documents and instruments used to effect the Separation and otherwise to comply with this Agreement will be in the form and substance reasonably satisfactory to FNF and F&G.
(c)    The transactions contemplated hereby shall not include (a) the contribution, assignment, transfer, conveyance or delivery, directly or indirectly, of any assets of FNF to F&G, on the one hand, or any assets of F&G to FNF, on the other hand, or (b) the assignment, directly or indirectly, of any liabilities of FNF to F&G, on the one hand, or F&G to FNF, on the other hand, other than, in each case pursuant to (i) the Distribution and (ii) the Transaction Agreements.
Section 2.2.    Distribution.  Without limiting Section 2.1, on the terms and subject to the conditions of this Agreement:
(a)    The parties have taken or will take, and have caused or will cause their respective Subsidiaries to take, by no later than immediately before the Effective Time, all actions that are necessary or appropriate to implement and accomplish the Distribution of certain shares of F&G Common Stock pro rata to the holders of FNF Common Stock by means of book-entry transfer through the Distribution Agent in accordance with the Separation Plan.
(b)    The FNF Board will have the authority (i) to (A) effect the Distribution, subject to the conditions set forth in Section 2.3, or (B) terminate the Distribution at any time prior to the Effective Time, (ii) to establish or change the Distribution Date or the Effective Time and (iii) prior to the Effective Time, to establish or change the procedures for effecting the Distribution, subject to, in all cases, applicable law and the organizational documents of FNF.
(c)    On the Distribution Date, subject to the satisfaction or waiver, as applicable, of the conditions to the Distribution set forth in Section 2.3, FNF will cause the Distribution Agent to distribute the applicable number of shares of F&G Common Stock necessary to effect the Distribution on the Distribution Date pro rata to the holders of FNF Common Stock by means of book-entry transfer.
(d)    No fractional shares of F&G Common Stock will be distributed in connection with the Distribution. If any record holder of FNF Common Stock would otherwise be entitled to receive a fractional share of F&G Common Stock in the Distribution, such record holder will instead receive cash in accordance with the Distribution Agent Agreement.
(e)    All of the shares of F&G Common Stock that are distributed in the Distribution will be validly issued, fully paid and non-assessable.
Section 2.3.    Conditions to the Distribution.
(a)    The performance by each party of its obligations in connection with the Distribution is subject to the satisfaction or waiver of the following conditions:
(i)    each party shall have delivered each Transaction Agreement to which it is a party duly executed by an authorized officer of such party;
(ii)    the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and
(iii)    the shares of F&G Common Stock deliverable to the stockholders of FNF as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.
Section 2.4.    Certificate of Incorporation and Bylaws of F&G.  Prior to the Closing, (a) the existing certificate of incorporation of F&G shall be amended and restated substantially in the form of the Amended and Restated Certificate of Incorporation of F&G attached as Exhibit D hereto and (b) the existing bylaws of F&G shall be amended and restated substantially in the form of the Amended and Restated Bylaws of F&G attached as Exhibit E hereto.
Section 2.5.    Tax Treatment.  For U.S. federal income Tax purposes, (1) the F&G Stock Split is intended to qualify as a tax-free stock distribution under Section 305(a) of the Code, (2) the Conversion is intended not to result in gain or loss to FNF or F&G, and (3) the Distribution is intended to be treated as a distribution taxable to FNF and its shareholders under Sections 311(b) and 301 of the Code respectively.

ARTICLE III
NO REPRESENTATIONS AND WARRANTIES OF FNF
Section 3.1.    No Representations or Warranties.  Neither FNF nor any other Person makes or has made any express or implied representation or warranty with respect to FNF or with respect to any other information provided to F&G in connection with the transactions contemplated by this Agreement or the other Transaction Agreements (including with respect to the business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of any assets, the title to any assets or the requirements of any applicable Laws).
ARTICLE IV
NO REPRESENTATIONS AND WARRANTIES OF F&G
Section 4.1.    No Representations or Warranties.  Neither F&G nor any other Person makes or has made any express or implied representation or warranty with respect to F&G or with respect to any other information provided to FNF in connection with the transactions contemplated by this Agreement or the other Transaction Agreements (including with respect to the business, assets, liabilities, condition or prospects (financial or otherwise) of, or any other matter involving, either business, or the sufficiency of any assets, the title to any assets or the requirements of any applicable Laws).
ARTICLE V
COVENANTS
Section 5.1.    Further Assurances.  At any time before or after the Closing, each party hereto covenants and agrees to make, execute, acknowledge and deliver such instruments, agreements, consents, assurances and other documents, and to take all such other commercially reasonable actions, as any other party may reasonably request and as may reasonably be required in order to carry out the purposes and intent of this Agreement and to implement the terms hereof.
Section 5.2.    Access to Information.
(a)    Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party hereto shall, and shall cause each of its Subsidiaries to, afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to any information in its possession or under its control that the requesting party reasonably needs (i) to comply with reporting, filing or other requirements imposed on the requesting party by a foreign or U.S. federal, state or local judicial, regulatory or administrative authority having jurisdiction over the requesting party or its Subsidiaries, (ii) to enable the requesting party to institute or defend against any action, suit or proceeding in any foreign or U.S. federal, state or local court or (iii) to enable the requesting party to implement the transactions contemplated hereby, including but not limited to performing its obligations under this Agreement and the other Transaction Agreements (provided, however, that any information relating to matters governed by the Tax Sharing Agreement shall be subject to the provisions thereof in lieu of this Section 5.2).
(b)    Any information owned by a party that is provided to another party pursuant to Section 5.2(a) will remain the property of the providing party. The parties agree to cooperate in good faith to take all reasonable efforts to maintain any legal privilege that may attach to any information delivered pursuant to this Section 5.2 or which otherwise comes into the receiving party’s possession and control pursuant to this Agreement. Notwithstanding anything herein to the contrary, each party’s access to information shall be subject, in all cases, to any bona fide concerns of attorney-client privilege that the other party may reasonably have and any restrictions contained in Contracts to which the other party or any of its Subsidiaries is a party (it being understood that such party shall use its reasonable efforts to provide any such information in a manner that does not result in such violation). Nothing contained in this Agreement will be construed as granting or conferring license or other rights in any such information.
(c)    The party requesting any information under this Section 5.2 will reimburse the providing party for the reasonable out of pocket costs, if any, of creating, gathering and copying such information, to the extent that such costs are incurred for the benefit of the requesting party.
Section 5.3.    Confidentiality.  Each party will keep confidential for five (5) years following the Closing Date (or for three (3) years following disclosure to such party, whichever is longer), and will use reasonable efforts to cause its officers, directors, members, employees, Affiliates and agents to keep confidential during such period, all Proprietary Information of the other party, in each case to the extent permitted by applicable Law.
(a)    “Proprietary Information” means any proprietary ideas, plans and information, including information of a technological or business nature, of a party (in this context, the “Disclosing Party”) (including all trade secrets, intellectual property, data, summaries, reports or mailing lists, in whatever form or medium whatsoever, including oral communications, and however produced or reproduced), that is marked proprietary or confidential, or that bears a marking of like import, or that the Disclosing Party states is to be considered proprietary or confidential, or that a reasonable and prudent person would consider proprietary or confidential under the circumstances of its disclosure.
(b)    Anything contained herein to the contrary notwithstanding, information of Disclosing Party will not constitute Proprietary Information (and the other party (in this context, the “Receiving Party”) will have no obligation of confidentiality with respect thereto), to the extent such information: (i) is in the public domain other than as a result of disclosure made in breach of this Agreement or breach of any other agreement relating to confidentiality between the Disclosing Party and the Receiving Party; (ii) was lawfully acquired by the Disclosing Party from a third party not bound by a confidentiality obligation; (iii) is approved for release by prior written authorization of the Disclosing Party; or (iv) is disclosed in order to comply with a judicial order issued by a court of competent jurisdiction, or to comply with the Laws or regulations of any Governmental Authority having jurisdiction over the Receiving Party, in which event the Receiving Party will give prior written notice to the Disclosing Party of such disclosure as soon as or to the extent practicable and will cooperate with the Disclosing Party in using reasonable efforts to disclose the least amount of such information required and to obtain an appropriate protective order or equivalent, and provided, that the information will continue to be Proprietary Information to the extent it is covered by a protective order or equivalent or is not so disclosed.
Section 5.4.    Preparation of Registration Statement.  F&G and FNF shall prepare, and F&G shall file with the SEC the Registration Statement. F&G shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the Distribution. F&G shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the distribution of shares of F&G Common Stock in the Distribution, and FNF shall furnish all information concerning FNF and the holders of shares of FNF Common Stock as may be reasonably requested by F&G in connection with any such action. No filing of, or amendment or supplement to, the Registration Statement will be made without FNF’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned). If at any time prior to the Closing any information relating to FNF, F&G or any of their respective Affiliates, directors or officers, should be discovered by FNF or F&G which should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of FNF Common Stock. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and shall supply each other with copies of (x) correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the transactions contemplated hereby and (y) all orders of the SEC relating to the Registration Statement.
Section 5.5.    NYSE Listing.  F&G shall use its reasonable best efforts to cause the shares of F&G Common Stock to be issued in the Distribution to be listed on The New York Stock Exchange (“NYSE”) as of the Closing, subject to official notice of issuance.
Section 5.6.    Approval of F&G Employee Incentive Arrangements.  Prior to the Closing, FNF (as the sole equity holder of F&G) shall approve resolutions to adopt the F&G Omnibus Equity Incentive Plan and the F&G Employee Stock Purchase Program, and take any other actions necessary to adopt such arrangements.

Section 5.7.    Reasonable Best Efforts.  FNF and F&G shall use their respective reasonable best efforts, and cause their respective Subsidiaries to use their respective reasonable best efforts, (i) to complete the transactions contemplated by this Agreement and (ii) to execute and deliver the other documents and instruments required to effect the transactions contemplated by this Agreement, in each case as soon as practicable after the date hereof.
ARTICLE VI
CLOSING
Section 6.1.    Closing.  Unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of ARTICLE VII, the closing of the Separation (the “Closing”) will take place remotely via the exchange of executed documents on the same day as the Effective Time, which date shall be no later than two (2) business days following satisfaction of all conditions set forth in Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”).
Section 6.2.    Conditions to Closing.
(a)    The obligations of the parties to complete the transactions provided for herein are conditioned upon the absence of any injunction, Law, regulation or court order that would prohibit the Separation.
(b)    The performance by each party of its obligations hereunder is further conditioned upon the satisfaction or waiver of:
(i)    the performance in all material respects by the other party of its covenants and agreements contained herein to the extent such are required to be performed at or prior to the Closing;
(ii)    there being no Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority in effect enjoining, restraining, preventing or prohibiting consummation of any of the transactions contemplated hereby or making the consummation of any of the transactions contemplated hereby illegal;
(iii)    the Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and
(iv)    the shares of F&G Common Stock deliverable to the stockholders of FNF as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 6.3.    Deliveries at Closing.
(a)    FNF.  At the Closing, FNF will deliver or cause to be delivered to F&G:
(i)    the Corporate Services Agreement duly executed by an authorized officer of FNF;
(ii)    the Reverse Corporate Services Agreement duly executed by an authorized officer of FNF;
(iii)    the Tax Sharing Agreement duly executed by an authorized officer of FNF; and
(iv)    a secretary’s certificate certifying that the FNF Board has authorized the execution, delivery and performance by FNF of this Agreement and the other Transaction Agreements, which authorization will be in full force and effect at and as of the Closing.
(b)    F&G.  At the Closing, F&G will deliver or cause to be delivered to FNF:
(i)    the Corporate Services Agreement duly executed by an authorized officer of F&G;
(ii)    the Reverse Corporate Services Agreement duly executed by an authorized officer of F&G;
(iii)    the Tax Sharing Agreement duly executed by an authorized officer of F&G; and
(iv)    a secretary’s certificate certifying that the F&G Board has authorized the execution, delivery and performance by F&G of this Agreement and the other Transaction Agreements, which authorization will be in full force and effect at and as of the Closing.
ARTICLE VII
TERMINATION
Section 7.1.    Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the written agreement of FNF and F&G.
Section 7.2.    Effect of Termination.  In the event of any termination of this Agreement as provided by Section 7.1, this Agreement will immediately become void and the parties hereto will have no liability whatsoever to each other with respect to the transactions contemplated hereby.

ARTICLE VIII
MISCELLANEOUS
Section 8.1.    Survival of Covenants.  The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance prior to the Closing, shall terminate and be of no further force and effect from and after the Closing and no party shall have any liability with respect thereto from and after the Closing. The covenants and agreements of the parties hereto contained in this Agreement that contemplate performance at or following the Closing shall survive the Closing until such covenants have been fully performed.
Section 8.2.    Specific Performance.  Each party hereto hereby acknowledges that the benefits to the other party of the performance by such party of its obligations under this Agreement are unique and that the other party hereto is willing to enter into this Agreement only in reliance that such party will perform such obligations, and agrees that monetary damages may not afford an adequate remedy for any failure by such party to perform any of such obligations. Accordingly, each party hereby agrees that the other party will have the right to enforce the specific performance of such party’s obligations hereunder and irrevocably waives any requirement for securing or posting of any bond or other undertaking in connection with the obtaining by the other party of any injunctive or other equitable relief to enforce their rights hereunder.
Section 8.3.    No Third-Party Beneficiary Rights.  Except for the provisions of Section 8.2, nothing expressed or referred to in this Agreement is intended or will be construed to give any Person other than the parties hereto and their respective successors and assigns any legal or equitable right, remedy or claim under or with respect to this Agreement, or any provision hereof, it being the intention of the parties hereto that this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their respective successors and assigns.
Section 8.4.    Notices.  All notices and other communications hereunder shall be in writing and shall be delivered in person, by email, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by email or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

if to FNF:	Fidelity National Financial, Inc.
1701 Village Center Circle
Las Vegas, Nevada 89134
Email: MGravelle@fnf.com
Attention: General Counsel

if to F&G:	F&G Annuities & Life, Inc.
801 Grand Ave, Suite 2600
Des Moines, IA 50309
Email: Jodi.Ahlman@fglife.com
Attention: Jodi Ahlman

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.
Section 8.5.    Entire Agreement.  This Agreement together with the other Transaction Agreements (in each case, including the Exhibits and Schedules attached hereto and thereto) embodies the entire understanding among the parties relating to the subject matter hereof and thereof and supersedes and terminates any prior agreements and understandings among the parties with respect to such subject matter, and no party to this Agreement shall have any right, responsibility or liability under any such prior agreement or understanding. Any and all prior correspondence, conversations and memoranda are merged herein and shall be without effect hereon. No promises, covenants or representations of any kind, other than those expressly stated herein and in the other agreements referred to above, have been made to induce either party to enter into this Agreement.
Section 8.6.    Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except with respect to a merger of a party, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party; provided, however, that FNF and F&G may assign their respective rights, interests, duties, liabilities and obligations under this Agreement to any of their respective wholly-owned Subsidiaries, but such assignment shall not relieve FNF or F&G, as the assignor, of its obligations hereunder.
Section 8.7.    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to Contracts executed in and to be performed entirely within that State, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction.

(b)    Subject to Section 8.8, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, Action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, Action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.4 shall be deemed effective service of process on such party.
(c)    EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 8.8.    Dispute Resolution.
(a)    The parties hereto mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between parties hereto in connection with this Agreement, then the Dispute, upon written request of either party, will be referred for resolution to the president (or similar position) of the division implicated by the matter for each party hereto, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each party hereto do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each party for final resolution. Notwithstanding anything to the contrary in this Section 8.8, any amendment to the terms of this Agreement may only be effected in accordance with Section 8.10.
(b)    In the event that the Dispute is not resolved in a friendly manner as set forth in Section 8.8(a), either party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 8.8(b). All Disputes submitted to arbitration pursuant to this Section 8.8(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the parties mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by the parties. If the parties fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration as to matters submitted and may be enforced by either party to the Dispute in any court having jurisdiction over the subject matter or over either party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.
(c)    Nothing in this Section 8.8 will prevent either party from immediately seeking injunctive or interim relief in the event (i) of any actual or threatened breach of any of the provisions of Section 5.3 or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 8.7. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 8.8(a) and Section 8.8(b) above.
(d)    Notwithstanding anything to the contrary in this Agreement, the parties hereto, but none of their respective Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 8.8 or otherwise, and each party hereto will cause its respective Affiliates not to commence any dispute resolution procedure other than through such party as provided in this Section 8.8.

Section 8.9.    Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination that any provision of this Agreement is prohibited or unenforceable in any jurisdiction, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the provisions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 8.10.    Amendments; Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws. Any consent provided under this Agreement must be in writing, signed by the party against whom enforcement of such consent is sought.
Section 8.11.    No Strict Construction; Interpretation.
(a)    The parties hereto each acknowledge that this Agreement has been prepared jointly by the parties hereto and shall not be strictly construed against any party hereto.
(b)    When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to agreements and instruments include all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns and references to a party means a party to this Agreement.

Section 8.12.    Conflicts with Tax Sharing Agreement.  In the event of a conflict between this Agreement and the Tax Sharing Agreement, the provisions of the Tax Sharing Agreement shall prevail.
Section 8.13.    Headings.  The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
Section 8.14.    Counterparts.  This Agreement may be executed in two or more identical counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. The Agreement may be delivered by facsimile or email scan transmission of a signed copy thereof.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle
Title: Executive Vice President, General Counsel and Corporate Secretary
[Signature Page to Separation and Distribution Agreement]

F&G ANNUITIES & LIFE, INC.

By:	/s/ Jodi Ahlman
Name: Jodi Ahlman
Title: General Counsel & Secretary
[Signature Page to Separation and Distribution Agreement]

SCHEDULE 1
SEPARATION PLAN
FNF shall cause approximately 19,017,062 shares of F&G Common Stock, comprising approximately fifteen percent (15%) of the total issued and outstanding shares of F&G Common Stock, to be distributed pro rata to the holders of FNF Common Stock by means of book-entry transfer through the Distribution Agent (the “Distribution”). All of the F&G Common Stock issued to FNF in the Conversion shall be distributed pursuant to the Distribution.

EXHIBIT A
CORPORATE SERVICES AGREEMENT
Attached.

EXHIBIT B
REVERSE CORPORATE SERVICES AGREEMENT
Attached.

EXHIBIT C
TAX SHARING AGREEMENT
Attached.

EXHIBIT D
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF F&G
Attached.

EXHIBIT E
AMENDED AND RESTATED BYLAWS OF F&G
Attached.